Filed Pursuant to Rule 433

Registration No. 333-227100

AVNET, INC.

PRICING TERM SHEET

May 4, 2021

$300,000,000 3.000% Senior Notes due 2031

Issuer:	Avnet, Inc.

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB-

Principal Amount:	$300,000,000

Trade Date:	May 4, 2021

Settlement Date:	May 6, 2021 (T+2)

Maturity:	May 15, 2031

Coupon (Interest Rate):	3.000%

Yield to Maturity:	3.091%

Price to Public:	99.220% of the principal amount

Spread to Benchmark Treasury:	150 basis points

Benchmark Treasury:	1.125% due February 15, 2031

Benchmark Treasury Price and Yield:	95-25+; 1.591%

Interest Payment Dates:	Semi-annually on May 15 and November 15 of each year, commencing on November 15, 2021

Make-Whole Call:	Make-whole call at any time prior to February 15, 2031 at the greater of 100% of the principal amount of the notes being redeemed or the discounted present value of the remaining scheduled payments of principal and interest at the treasury rate plus 25 basis points, plus accrued and unpaid interest to the date of redemption.

Par Call:	At any time on or after February 15, 2031, we may redeem all or any part of the notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	053807AU7

ISIN Number:	US053807AU73

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Senior Co-Managers	BNP Paribas Securities Corp. Mizuho Securities USA LLC MUFG Securities Americas Inc. Scotia Capital (USA) Inc. Truist Securities, Inc.

Junior Co-Managers

Academy Securities, Inc.

Commerz Markets LLC

HSBC Securities (USA) Inc.

KBC Securities USA LLC

Loop Capital Markets LLC

PNC Capital Markets LLC

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

UniCredit Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BofA Securities, Inc., J.P. Morgan Securities LLC or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com; J.P. Morgan Securities LLC at 212-834-4533; or Wells Fargo Securities, LLC at 1-800-645- 3751.